Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 29, 2015
Contact: Megan Feld
515.281.1159
mfeld@fhlbdm.com

FHLB Des Moines Reports First Quarter 2015 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended March 31, 2015. The Bank expects to file its First Quarter 2015 Form 10-Q with the Securities and Exchange Commission (SEC) on or about May 8, 2015.

Operating Results

For the three months ended March 31, 2015, the Bank recorded net income of $34.6 million compared to $37.0 million for the same period in 2014. The Bank's net income was primarily driven by net interest income, other (loss) income, and other expense.

The Bank's net interest income totaled $68.5 million for the three months ended March 31, 2015 compared to $52.4 million for the same period last year. The increase was primarily due to an increase in interest income resulting from higher average advance and mortgage-backed security volumes. The Bank's net interest margin was 0.28 percent during the three months ended March 31, 2015 compared with 0.30 percent for the same period last year. The decline was primarily due to reduced yields on the Bank's interest-earning assets driven by the low interest rate environment and higher average volumes of advances that generate lower margins when compared to the majority of the Bank's other interest-earning assets. The decline was partially offset by lower yields paid on the Bank's interest-bearing liabilities as a result of the low interest rate environment and the Bank's increased utilization of discount notes.

The Bank's other (loss) income totaled ($9.5) million for the three months ended March 31, 2015 compared to $3.4 million for the same period last year. The primary drivers of other (loss) income were losses on derivatives and hedging activities and gains on trading securities, as described below.

The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During the three months ended March 31, 2015, the Bank recorded losses of $30.9 million on its derivatives and hedging activities through other (loss) income compared to losses of $23.1 million during the same period last year. These fair value changes were primarily attributable to the impact of changes in interest rates on interest rate swaps the Bank utilizes to hedge its investment securities portfolio.

Trading securities are recorded at fair value with changes in fair value reflected through other (loss) income. During the three months ended March 31, 2015, the Bank recorded gains on trading securities of $18.9 million compared to gains of $24.2 million for the same period in 2014. These changes in fair value were primarily due to the impact of interest rates and credit spreads on the Bank's fixed rate trading securities and were offset by changes in fair value on derivatives that the Bank utilizes to economically hedge these securities.

Other expenses totaled $20.1 million for the three months ended March 31, 2015 compared to $15.0 million for the same period last year. The increase was primarily due to an increase in compensation and benefits and professional fees due in part to the proposed merger with the Federal Home Loan Bank of Seattle (Seattle Bank).

Balance Sheet Highlights

The Bank's total assets increased to $97.7 billion at March 31, 2015 from $95.5 billion at December 31, 2014 due primarily to an increase in investments, partially offset by a decline in advances. Investments increased $4.0 billion due primarily to the purchase of money-market investments, including secured resale agreements, needed to manage the Bank's liquidity position. Advances declined $1.6 billion due to reduced member demand, scheduled maturities, and prepayments. Total capital was $4.3 billion at March 31, 2015 and December 31, 2014.

Additional financial information will be provided in the Bank's First Quarter 2015 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about May 8, 2015.

Dividend

In May, the Board of Directors is scheduled to review and approve the first quarter 2015 dividend. A dividend announcement is expected on or about May 8, 2015.

Proposed Merger

On September 25, 2014, the Bank and the Seattle Bank executed a definitive merger agreement after receiving unanimous approval from their boards of directors. On December 19, 2014, the Federal Housing Finance Agency (Finance Agency) approved the merger application submitted by the banks, subject to the satisfaction of certain specified closing conditions. Following this approval, on January 12, 2015, the banks distributed a Joint Merger Disclosure Statement and voting materials to their members seeking ratification of the Merger Agreement by the members of both banks through a voting process which was completed on February 23, 2015. On February 27, 2015, the banks issued a joint press release announcing the ratification of the merger by members of both banks. The consummation of the merger will be effective only after the Finance Agency determines that the closing conditions identified in its approval letter have been satisfied and the Finance Agency determines that the combined bank's organization certificate complies with the requirements of the Finance Agency's merger rules. Assuming the Finance Agency makes these determinations, the merger is expected to be effective on May 31, 2015. Material details of the Merger Agreement and the Joint Merger Disclosure Statement are included in the banks’ related Form 8-K filings with the SEC.

The Bank believes the merger would combine two complementary organizations with similar cultures, membership characteristics, and solid financial positions. The combined bank would remain a member-owned and member-centric cooperative, focused on helping its members strengthen their institutions to better serve their customers and communities. It would provide funding solutions for more than 1,500 member financial institutions in 13 states and the U.S. Pacific territories. The combined bank would be headquartered in Des Moines.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	March 31,	December 31,
Statements of Condition (dollars in millions)	2015	2014
Advances	$63,562	$65,168
Investments	27,059	23,079
Mortgage loans held for portfolio, net	6,544	6,562
Total assets	97,732	95,524
Consolidated obligations	92,451	90,135
Total liabilities	93,445	91,212
Capital stock - Class B putable	3,428	3,469
Retained earnings	729	720
Accumulated other comprehensive income	130	123
Total capital	4,287	4,312
Total regulatory capital[1]	4,181	4,213

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Three Months Ended
	March 31,
Operating Results (dollars in millions)	2015	2014
Net interest income	$68.5	$52.4
Provision (reversal) for credit losses on mortgage loans	0.4	(0.3)
Other (loss) income	(9.5)	3.4
Other expense	20.1	15.0
Total assessments	3.9	4.1
Net income	34.6	37.0
Performance Ratios
Net interest margin	0.28%	0.30%
Return on average equity	3.30%	4.37%
Return on average capital stock	4.11%	5.65%
Return on average assets	0.14%	0.21%
Regulatory capital ratio	4.28%	4.63%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's First Quarter 2015 Form 10-Q expected to be filed on or about May 8, 2015 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.